Exhibit 10.31
Intercompany Guaranty
This Intercompany Guaranty is made on this 5th day of October, 2007 by
1.	Hayes Lemmerz Werke GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Siegburg, Germany under HRB 8252, having its business address at Ladestrasse, 53639 Königswinter, Germany (an “Intercompany Guarantor”);

2.	Hayes Lemmerz Königswinter GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Siegburg, Germany under HRB 6668, having its business address at Ladestrasse, 53639 Königswinter, Germany (an “Intercompany Guarantor”); and

3.	Hayes Lemmerz Holding GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Siegburg, Germany under HRB 6898, having its business address at Ladestrasse, 53639 Königswinter, Germany (an “Intercompany Guarantor”);

4.	Hayes Lemmerz Immobilien GmbH & Co. KG, a partnership organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Siegburg, Germany under HRA 4290, having its business address at Ladestrasse, 53639 Königswinter, Germany (an “Intercompany Guarantor”);
the companies listed in nos. 1 through 4 above are hereinafter collectively referred to as the “Intercompany Guarantors”), in favor of U.S. Bank, National Association (the “Guarantied Party”) an association organized under the laws of the United States having its registered office at 100 Wall Street, 16th Floor, New York, New York 10005 USA, acting in its capacity as Trustee under the Indenture (as defined below).

Preamble
(A)	Whereas, Hayes Lemmerz Finance LLC – Luxembourg S.C.A. (the “Issuer”) has issued €130,000,000 of 8.25% Senior Notes due 2015 (the “Senior Notes”) pursuant to that certain Indenture dated May 30, 2007 (the “Indenture”).

(B)	Whereas, the Issuer intends to use the proceeds of the Senior Notes Facilities to prepay the aggregate principal amount outstanding under existing loans, to repay the aggregate principal amount outstanding under certain foreign intercompany loans, to make certain new foreign intercompany loans, to provide working capital for the Issuer and its subsidiaries and for other general corporate purposes.

(C)	Whereas, to induce the initial purchasers of the Senior Note to invest in the Senior Notes, the Intercompany Guarantors have agreed to execute and deliver this Intercompany Guaranty to the Guarantied Party in order to guaranty the payment and performance of the obligations of the Issuer owed to the Guarantied Party and the holders of the Senior Notes under the Indenture and the Senior Notes (the “Guarantied Obligations”).
1 INTERPRETATION
1.1	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, novated or supplemented through the time such reference becomes effective.

1.2	Unless otherwise defined herein, terms used in the Indenture are used herein as therein defined.

2 GUARANTY
2.1	Each Intercompany Guarantor hereby irrevocably and unconditionally guaranties (as primary obligor (Primärverpflichteter) and not as surety (Bürge)) on first demand full and prompt and complete performance by the Issuer of the Guarantied Obligations.

2.2	Each Intercompany Guarantor hereby agrees to make immediate payment to the Guarantied Party of all Guarantied Obligations due and payable at that time to the Guarantied Party upon demand for payment by the Guarantied Party to such Intercompany Guarantor.

2.3	For the sake of clarity, each Intercompany Guarantor waives any and all rights it may have under any applicable law to require the Guarantied Party to enforce any rights it may have against the Issuer or the assets of the Issuer before payment is made by such Intercompany Guarantor hereunder (Verzicht auf die Einrede der Vorausklage, § 771 BGB).

2.4	Each Intercompany Guarantor hereby expressly waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following, including but not limited to all defenses of revocation (rights to claim the voidability of the underlying debt) (Einrede der Anfechtbarkeit) and set-off (rights to claim the possibility to set off counterclaims against the underlying debt) (Einrede der Aufrechenbarkeit) pursuant to Section 770 of the German Civil Code (BGB) and hereby agrees that its obligations under this Intercompany Guaranty are absolute and unconditional.

2.5	Each Intercompany Guarantor shall not, until the Guarantied Obligations are irrevocably paid in full, assert any claim or counterclaim it may have against the Issuer in respect of the Guarantied Obligations or set off any of its obligations to the Issuer against any obligations of the Issuer in respect of the Guarantied Obligations. In connection with the foregoing, each Intercompany Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

2.6	Until the Guarantied Obligations have been irrevocably paid in full, the Intercompany Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Party or any part of them against the Issuer or any right of reimbursement or contribution or similar right against the Issuer by reason of this Intercompany Guaranty or by any payment made by Intercompany Guarantor in respect of the Guarantied Obligations.
3 PAYMENTS
3.1	All payments to be made hereunder by any of the Intercompany Guarantors shall be made in Euro to an account as shall have been notified in advance by the Guarantied Party to the respective Intercompany Guarantor.

3.2	The Intercompany Guarantors shall effect all payments due under this Guaranty without any right to set-off and without any right of retention (Zurückbehaltungsrecht).

3.3	In the event that the payment made by an Intercompany Guarantor is reduced by any taxes or other duties imposed by any jurisdiction or by any fees charged by the banks involved in the transfer of funds hereunder, the Intercompany Guarantor shall pay in the same manner and at the same time as the payment from which a deduction or withholding has been made, such additional amounts as may be necessary to ensure that the Guarantied Party receives a net amount equal to the full amount which it would have received had such payment not been made subject to such deduction or withholding.
4 ASSIGNMENT AND SET-OFF
4.1	The Guarantied Party shall be entitled to assign or transfer all or any part of its rights hereunder to any successor to the Trustee that is acting as Trustee under the Indenture without the consent of the Intercompany Guarantors.

4.2	The Guarantied Party shall have the right to set off from any payments due to it under this guaranty any sums of money it may owe to any of the Intercompany Guarantors under any other contractual relationship.

5 PRESERVATION OF INTERCOMPANY GUARANTORS’ NOMINAL SHARE CAPITAL
5.1	In the event that the granting and/or enforcement of this Intercompany Guaranty is in violation of Section 30 of the German Limited Liability Companies Act (GmbH-Gesetz, “GmbHG”) or similar provisions aiming at the protection of a limited liability company’s nominal share capital, the Guarantied Party shall immediately release the Guarantied Obligations or respectively proceeds from the realization of this Intercompany Guaranty if and to the extent that the granting of this Intercompany Guaranty and/or its enforcement and/or realization would cause the Intercompany Guarantor’s net assets (Reinvermögen – being the total assets less liabilities) to fall below the amount of its nominal share capital (Stammkapital). For the purposes of the calculation of the amount to be released (if any) the following balance sheet items shall be adjusted as follows:
loans provided to the Intercompany Guarantors by any member of the HLI Group, which
(a)	are subordinated pursuant to contractual arrangements or

(b)	fall within the scope of Section 32a GmbHG and are subordinated shall not be taken into account as liabilities.
5.2	The Parties explicitly acknowledge and agree that this Intercompany Guaranty is only granted if and to the extent that the granting of this Intercompany Guaranty and/or its enforcement and/or realization does not constitute a violation of the prohibition of an intervention threatening the existence of the respective Intercompany Guarantor (Verstoß gegen das Verbot des existenzvernichtenden Eingriffs).

6 GOVERNING LAW AND JURISDICTION
6.1	This Intercompany Guaranty and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the Federal Republic of Germany.

6.2	Each of the parties hereto irrevocably agrees that the District Court (Landgericht) in Bonn, Federal Republic of Germany, shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Intercompany Guaranty and, for such purposes, irrevocably submits to the jurisdiction of such court.
7 NOTICES AND THEIR LANGUAGE
7.1	Any notice or other communication under or in connection with this Intercompany Guaranty shall be in writing and shall be delivered personally, or sent by mail, fax transmission (to be affirmed in writing) or cable to the following addresses:

if to the Intercompany Guarantors:

Hayes Lemmerz Holding GmbH Ladestrasse 53639 Königswinter Germany

Attention: John Stephenson Fax: +49 - 2223 - 71 306

if to the Guarantied Party:

U.S. Bank National Association Corporate Trust Services

100 Wall Street, 16th Floor New York, New York 10005 U.S.A.

Attention: Thomas E. Tabor, Vice President

Fax: +1 212 809 5459
8 PARTIAL INVALIDITY; WAIVER
8.1	Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Intercompany Guaranty, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such party or parties or such omission (Vertragslücke) shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission (Vertragslücke) shall be deemed to be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

8.2	No failure to exercise, nor any delay in exercising, on the part of the Guarantied Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

9 COUNTERPARTS AND AMENDMENTS
9.1	This Intercompany Guaranty may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.

9.2	Any amendments or additions to this Intercompany Guaranty shall be made in writing, unless a stricter form is required by law. This shall also apply to any amendments of this Clause 9.2.

Hayes Lemmerz Werke GmbH as Intercompany Guarantor

By:	/s/ Juan Lorenzo-Morcillo	10.05.2007
Name:	Juan Lorenzo-Morcillo	Date
Title:	Managing Director

Hayes Lemmerz Königswinter GmbH as Intercompany Guarantor

By:	/s/ Juan Lorenzo-Morcillo	10.05.2007
Name:	Juan Lorenzo-Morcillo	Date
Title:	Managing Director

Hayes Lemmerz Holding GmbH as Intercompany Guarantor

By:	/s/ John Stephenson	10,05,2007
Name:	John Stephenson	Date
Title:	Managing Director

Hayes Lemmerz Immobilien GmbH & Co. KG as Intercompany Guarantor

By:	/s/ Juan Lorenzo-Morcillo	10.05.2007
Name:	Juan Lorenzo-Morcillo	Date
Title:	Managing Director
Signature Page German Guaranty in favor of U.S. Bank